Exhibit 99.1

          Cognex Corporation Announces Resignation of James Hoffmaster

        James F. Hoffmaster, who held the position of President and Chief
                   Operating Officer, has resigned from Cognex

     NATICK, Mass.--(BUSINESS WIRE)--March 27, 2007--Cognex Corporation (NASDAQ:
CGNX) announced today that James F. Hoffmaster, Cognex's President and Chief Operating Officer, resigned today to pursue other interests. Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman, will immediately assume Mr. Hoffmaster's day-to-day responsibilities until a successor is found.

     "Jim is a highly intelligent, personable and energetic professional," commented Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "During his six years at Cognex, he made a number of valuable contributions including reorganizing the company into business units, putting in place product design and manufacturing processes that improved the quality of our products, and he successfully closed the DVT acquisition in 2005 and integrated its operations into our company. We thank him for his accomplishments, and we wish him all the best in his future endeavors."

     Mr. Hoffmaster joined Cognex in June 2001 as Executive Vice President and Chief Operating Officer, and he was promoted to President in August 2004.

     Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.


     CONTACT: Cognex Corporation
              Investor Relations Contact:
              Susan Conway, 508-650-3353
              Director of Investor Relations
              susan.conway@cognex.com
              or
              Media Relations Contact:
              Robin Pratt, 508-650-3384
              Senior Manager, Corporate Communications robin.pratt@cognex.com